Exhibit 8.1

2800 JPMorgan Chase Tower, 600 Travis

Houston, TX 77002

Telephone: 713-226-1200

Fax: 713-223-3717

www.lockelord.com

September 2, 2014

Martin Midstream Partners L.P.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel for Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering common units, representing limited partner interests in the Partnership (the “Common Units”) that may be offered and sold by Martin Resource LLC, Cross Oil Refining & Marketing Inc. and Martin Product Sales LLC (the “Selling Unitholders”) from time to time pursuant to Rule 415 under the Securities Act. Such securities include 6,264,532 Common Units that may be issued and sold by the Selling Unitholders. We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus.

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Locke Lord LLP with respect to the matters set forth therein as of the date of the Prospectus, subject to the assumptions, qualifications, exceptions and limitations set forth therein, and excepting the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and the Prospectus, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission (“SEC”) and (iii) other information provided to us by the Partnership and its general partner.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing Common Units pursuant to the Registration Statement.

September 2, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the use of our name in the Discussion in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP